EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2012, with respect to the consolidated financial statements and schedule of Icahn Enterprises Holdings L.P. and Subsidiaries contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York
October 3, 2012